Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Haoxin Holdings Limited on Amendment No. 13 to Form F-1 (File No. 333-269681) of our report dated May 2, 2024, with respect to our audits of the consolidated financial statements of Haoxin Holdings Limited as of December 31, 2022 and 2023 and for each of the years in the two-year period ended December 31, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

March 5, 2025